UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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EAGLE FINANCIAL SERVICES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EAGLE FINANCIAL SERVICES, INC.

2 East Main Street

P.O. Box 391

Berryville, Virginia 22611

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders (the “Annual Meeting”) of Eagle Financial Services, Inc. (the “Company”) will be held on Wednesday, May 21, 2014, at Noon at the John H. Enders Fire Company Social Hall, Berryville, Virginia. The purpose of the meeting shall be as follows:

1.	To elect three (3) Directors, Thomas T. Byrd, Douglas C. Rinker and John D. Stokely, Jr. for a term of three (3) years.

2.	To ratify the appointment of Smith Elliott Kearns & Company, LLC, as our independent registered public accounting firm for the year ending December 31, 2014.

3.	To approve the Eagle Financial Services, Inc. 2014 Stock Incentive Plan.

4.	To transact such other business as shall properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 1, 2014, as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

By order of the Board of Directors,

/s/ James W. McCarty, Jr.
James W. McCarty, Jr.
Vice President and Secretary-Treasurer

Berryville, Virginia

April 21, 2014

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please complete, sign, date and return the enclosed proxy card promptly using the enclosed postage-paid envelope. The enclosed proxy card, when returned properly executed, will be voted in the manner directed in the proxy statement. You may also vote by phone or Internet by following the instructions on the enclosed proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 21, 2014:

The proxy statement and the Company’s 2013 annual report on Form 10-K are available at

www.bankofclarke.com/2014annualmeeting.html

EAGLE FINANCIAL SERVICES, INC.

2 East Main Street

P.O. Box 391

Berryville, Virginia 22611

PROXY STATEMENT

2014 ANNUAL MEETING OF SHAREHOLDERS

May 21, 2014

This Proxy Statement is being furnished to the shareholders of Eagle Financial Services, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on May 21, 2014, at Noon at the John H. Enders Fire Company Social Hall, Berryville, Virginia, and at any adjournment thereof.

The cost of solicitation of proxies and preparation of proxy materials will be borne by the Company. Solicitations of proxies will be made by use of the United States mail and may be made by direct or telephone contact by employees of the Company. Brokerage houses and nominees will be requested to forward the proxy materials to the beneficial holders of the shares held of record by these persons, and the Company will reimburse them for their reasonable charges in this connection. Shares represented by duly executed proxies in the accompanying form received by the Company prior to the meeting and not subsequently revoked will be voted at the meeting. The approximate date on which this proxy statement, the accompanying proxy card and Annual Report to Shareholders (which is not part of the Company’s soliciting materials) are being mailed to the Company’s shareholders is April 21, 2014.

Where a shareholder directs in the proxy a choice with respect to any matter that is to be voted on, that direction will be followed. If no direction is made, proxies will be voted in favor of the election of the nominees named in proposal one, for the ratification of accountants in proposal two, for the approval of the 2014 Stock Incentive Plan in proposal three and in the best judgment of Messrs. Robert W. Smalley, Jr., Randall G. Vinson and James R. Wilkins, Jr. on such other business, if any, which may properly come before the meeting or any adjournment. Any person who has returned a proxy has the power to revoke it at any time before it is exercised by submitting a subsequently dated proxy, by giving notice in writing to the Secretary of the Company, or by voting in person at the meeting.

The close of business on April 1, 2014, has been fixed as the record date for the Annual Meeting and any adjournment thereof. The number of shares of Common Stock outstanding on that date and entitled to vote at the Annual Meeting was 3,417,832. Each outstanding share of the Company’s Common Stock is entitled to one vote on all matters submitted to shareholders at the meeting. There are no cumulative voting rights. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

A shareholder may abstain or (only with respect to the election of directors) withhold his or her vote (collectively, “Abstentions”) with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of or against the relevant item.

A broker who holds shares in “street name” has the authority to vote on certain items when it has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters presented to shareholders without instructions from the beneficial owner. “Broker shares” that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Annual Meeting. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker nonvote.” Under the circumstances where the broker is not permitted to, or does not, exercise its discretion, assuming proper disclosure to the Company of such inability to vote, broker nonvotes will not be counted as voting in favor of or against the particular matter. A broker is prohibited from voting on proposals one, three, and four without instructions from the beneficial owner; therefore, there may be broker nonvotes on proposals one, three, and four. A broker may vote on proposal two; therefore, no broker nonvotes are expected to exist in connection with this proposal. If you held your shares in street name, please vote to ensure your shares are voted at the annual meeting.

The purposes of the meeting are to elect Directors, approve the Eagle Financial Services, Inc. 2014 Stock Incentive Plan and ratify the appointment of the Company’s accountants and vote on such other business, if any, that may properly come before the meeting or any adjournment. The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy card possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

PROPOSAL ONE – ELECTION OF DIRECTORS

The Board of Directors of the Company is structured into three classes (I, II, and III) with one class elected each year to serve a three-year term. The term of Class II Directors will expire at the Annual Meeting. The persons named below, all of whom are currently members of the Board, will be nominated to serve as Class II Directors. If elected, the Class II nominees will serve until the 2017 Annual Meeting of Shareholders. All nominees have consented to be named and have indicated their intent to serve if elected. Those nominees receiving the greatest number of votes shall be deemed elected even though they may not receive a majority. Abstentions and broker non-votes will not be considered a vote for, or a vote against, a Director.

Certain information concerning the nominees for election at the Annual Meeting as Class II Directors is set forth below, as well as certain information about the Class I and III Directors, who will continue in office until the 2015 and 2016 Annual Meetings of Shareholders, respectively. The following biographical information discloses each Director’s age, principal occupation during the last five years and the year that each individual was first elected to the Board of Directors of the Company or previously to the Board of Directors of Bank of Clarke County (the “Bank”), the predecessor to and now a wholly owned subsidiary of the Company. In addition, the following information includes the particular experiences, qualifications, attributes and skills that lead the Board to conclude that each person should serve as a Director.

The Board of Directors recommends a vote FOR the Directors nominated to serve as Class II Directors.

Class II (Nominees to be elected to serve until the 2017 Annual Meeting):

Thomas T. Byrd, 68, has been a Director since 1995.

Mr. Byrd is the President and Publisher of Winchester Evening Star, Inc., a newspaper publishing company headquartered in Winchester, Virginia. Through his experiences, Mr. Byrd has developed relevant financial, accounting and compliance knowledge.

Douglas C. Rinker, 54, has been a Director since 2006.

Mr. Rinker is the Chairman of the Board and President of Winchester Equipment Company, an equipment sales and service company in Winchester, Virginia. As the chief executive officer of a successful company, Mr. Rinker provides the Board with valuable insight and guidance on the issues of corporate strategy, business community growth and risk management. Additionally, Mr. Rinker has demonstrated his commitment to the community by assisting several community and civic organizations.

John D. Stokely, Jr., 61, has been a Director since 2006.

Mr. Stokely is the President and owner of Cavalier Land Development Corp., a real estate development company in Oakton, Virginia. His broad experience and perspective as an entrepreneur brings to the Board a substantial resource with respect to finance, strategic planning and corporate governance.

Class I (Incumbent directors to serve until the 2016 Annual Meeting):

Thomas T. Gilpin, 61, has been a Director since 1986.

Mr. Gilpin is the Chairman of the Board of both the Company and the Bank. He is the President of Lenoir City Company, a real estate investment company in Winchester, Virginia. He is also President of Clarco Corporation, which operates as Northside Lanes, a bowling center in Winchester, Virginia. He is also a Board member for Winchester Medical Center Board of Trustees. Mr. Gilpin’s broad experience provides the Company leadership and consensus-building skills to guide the Board through critical discussions regarding its current challenges and future strategic initiatives.

John R. Milleson, 57, has been a Director since 1999.

Mr. Milleson has been the President and Chief Executive Officer of both the Company and the Bank since 1999. From 1997 to 1999, he was Executive Vice President and Secretary-Treasurer of the Company and Executive Vice President and Chief Administrative Officer of the Bank. He brings operational risk management and financial accounting knowledge.

Robert E. Sevila, 70, has been a Director since December 2012.

Mr. Sevila is a principal with Sevila, Saunders, Huddleston and White, P.C. in Leesburg, VA. Mr. Sevila joined the firm in 1974 and his practice emphasizes land use and administrative and municipal law, civil litigation, real estate and commercial law. Having served in local government elected positions, his knowledge of the Loudoun County market is valuable for the Company’s future growth opportunities.

Robert W. Smalley, Jr., 62, has been a Director since 1989.

Mr. Smalley is the President of Smalley Package Co., Inc., a company focused on real estate management in Berryville, Virginia. He is also the Vice Chairman of Loudoun Mutual Insurance Company, a property and casualty insurance provider in the State of Virginia. Mr. Smalley’s institutional knowledge and longstanding board service make him a distinctively qualified member of the board.

James T. Vickers, 61, has been a Director since 2001.

Mr. Vickers is the Chief Executive Officer of Oakcrest Companies, a family of real estate-related companies in Winchester, Virginia. Mr. Vickers has gained practical business experience during the course of his successful career in the real estate industry. His first-hand knowledge of real estate development and the real estate markets in which the Company operates proves valuable as the Company works through the current economic challenges.

Class III (Incumbent directors to serve until the 2015 Annual Meeting):

Mary Bruce Glaize, 58, has been a Director since 1998.

Mrs. Glaize is a former educator and local volunteer at the Shenandoah Valley Discovery Museum. Her involvement in the communities in which the Company operates allows her to identify the needs of the Bank’s customers and potential customers.

Randall G. Vinson, 67, has been a Director since 1985.

Mr. Vinson is a retired Pharmacist and previous Owner of Berryville Pharmacy in Berryville, Virginia. Mr. Vinson brings an entrepreneurial perspective as well as an understanding of the importance of oversight and risk management.

James R. Wilkins, Jr., 68, has been a Director since 1998.

Mr. Wilkins is the Vice President of Silver Lake Properties, Inc. and JRW Properties and Rentals, Inc. and a member of Silver Lake, LLC, Wilkins Investments, L.P. and Wilkins Enterprises, L.P. These entities are real estate development and management companies in Winchester, Virginia. He is also a Board member for Winchester Medical Center Board of Trustees. Until May 2005, Mr. Wilkins was President of Wilkins ShoeCenter, Inc., a footwear retailer in Winchester, Virginia. As a former board member of a public financial institution, Mr. Wilkins brings significant expertise in the areas of management, strategic planning and business development.

Executive Officers Who Are Not Directors

Robert C. Boyd, 60, has served as Senior Vice President and Senior Credit Officer of the Bank since December 2010. Prior to joining the Company, Mr. Boyd served as Commercial Relationship Manager with StellarOne from June 2009 to November 2010. From February 2009 to July 2009, Mr. Boyd served as a Loan Review consultant with Thurmond Clower & Associate. From July 2007 to January 2009 Mr. Boyd served as Executive Vice President and Market Manager with United Bank and from December 2005 to June 2007 as Senior Lender and Credit Officer with The Marathon Bank.

Kathleen J. Chappell, 47, has served as Vice President and Chief Financial Officer of the Company and Senior Vice President and CFO of the Bank since January 2009. From 2005 to 2008 she served as Senior Vice President and Chief Financial Officer of Middleburg Financial Corporation.

Kaley P. Crosen, 48, has served as Senior Vice President and Human Resources Director since 2008. Ms. Crosen served as Vice President of Human Resources from 1999 to 2008.

Dale L. Fritts, 64, has served as Senior Vice President and Senior Loan Officer of the Bank since 2008. Mr. Fritts served as Senior Vice President and Associate Senior Lender from 2004 to 2008.

John E. Hudson, 56, has served as Senior Vice President and Marketing Director of the Bank since 2003. Mr. Hudson served as Vice President and Marketing Director of the Bank from 1994 to 2003.

James W. McCarty, Jr., 44, has served as Vice President and Secretary-Treasurer of the Company and Executive Vice President and Chief Administrative Officer of the Bank since 2008. Mr. McCarty served as Vice President and Chief Financial Officer of the Company from 1997 to 2008. Mr. McCarty served as Senior Vice President and Chief Financial Officer of the Bank since 2000.

Elizabeth M. Pendleton, 65, has served as Senior Vice President and Senior Trust Officer of the Bank since 2000. Mrs. Pendleton served as Vice President and Trust Officer of the Bank from 1998 until 2000.

SECURITY OWNERSHIP

Ownership of Directors and Executive Officers

The following table sets forth, as of March 20, 2014, certain information with respect to beneficial ownership of shares of Common Stock by each of the members of the Board of Directors, by each of the executive officers included in the “Summary Compensation Table” below (collectively, the “named executive officers”) and by all Directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Thomas T. Byrd	50,266	(3)	1.47%
Kathleen J. Chappell	4,368	(4)	*
Thomas T. Gilpin	140,748	(3)	4.12%
Mary Bruce Glaize	6,431	(3)	*
James W. McCarty, Jr.	29,094	(4)(5)	*
John R. Milleson	84,736	(4)(5)	2.48%
Douglas C. Rinker	7,477		*
Robert E. Sevila	708		*
Robert W. Smalley, Jr.	18,710	(3)	*
John D. Stokely, Jr.	9,725		*
James T. Vickers	23,449		*
Randall G. Vinson	40,855	(3)	1.20%
James R. Wilkins, Jr.	253,790	(3)	7.43%

Directors and executive officers as a group (18 persons)	728,510	(3)(4)(5)	21.25%

*	Percentage of ownership is less than one percent of the outstanding shares of Common Stock.
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has, or shares, the power to vote, or direct the voting, of the security or the power to dispose of, or direct, the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.
(2)	Based on 3,417,832 shares issued and outstanding at March 20, 2014.
(3)	Amounts presented include shares of Common Stock that the individuals beneficially own indirectly through family members and affiliated companies and other entities as follows: Mr. Byrd, 49,866; Mr. Gilpin, 98,354; Mrs. Glaize, 64; Mr. Smalley, 6,947; Mr. Vinson, 11,949; Mr. Wilkins, 101,900.
(4)	Amounts presented include shares of Common Stock held in the Bank of Clarke County Employee 401(k) Savings and Stock Ownership Plan as follows: Mr. McCarty, 4,011; Mr. Milleson, 16,606.
(5)	Amounts include shares of Common Stock which may be acquired pursuant to currently exercisable stock options. Information regarding the number of exercisable options is disclosed in the “Outstanding Equity Awards” table within this proxy statement.

Ownership of Certain Beneficial Owners

The following table sets forth, as of March 20, 2014, certain information with respect to the beneficial ownership of shares of Common Stock by each person who owns, to the Company’s knowledge, more than 5% of the Company’s Common Stock.

Name and Address	Number of Shares		Percent of Class(%) (1)
James R. Wilkins, Jr. 13 South Loudoun Street Winchester, Virginia 22601	253,790	(2)	7.43

(1)	Based on 3,471,832 shares issued and outstanding at March 20, 2014.
(2)	Amount includes 36,000 shares held as trustee under the terms of certain trusts and 65,900 shares held by affiliated companies and other entities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and any persons who own more than 10% of the outstanding shares of Common Stock, to file with the Securities and Exchange Commission (the “SEC”) reports of ownership and changes in ownership of Common Stock. Directors and executive officers are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on review of the copies of such reports furnished to the Company or written representation that no other reports were required, the Company believes that, during the 2013 year, all filing requirements applicable to its officers and directors were timely satisfied other than as follows: Mr. Byrd – one late report reporting five transactions; Mr. Vinson – one late report reporting two transactions.

CORPORATE GOVERNANCE AND

THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company’s business through discussions with the Chairman of the Board, the President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Independence of the Directors

The Board of Directors has determined that the following ten individuals of its total 11 members are independent as defined by the listing standards of the NASDAQ Stock Market (“NASDAQ”): Mrs. Glaize and Messrs. Byrd, Gilpin, Rinker, Sevila, Smalley, Stokely, Vickers, Vinson and Wilkins. The Board of Directors considered the relationship between the Company and Mr. Byrd, who is the President of a newspaper company with which the Bank advertises, in determining that he was independent under NASDAQ’s listing standards. There are no relationships between the Company and any other independent director. The only Director not considered independent is Mr. Milleson, who serves as the President and Chief Executive Officer of the Company.

Board Leadership Structure and Risk Oversight

The Company has been operating for over 133 years using a board leadership structure in which the President and Chief Executive Officer (“CEO”) and Chairman of the Board of Directors positions are filled by separate individuals. The Company believes that its leadership structure is appropriate because by having an outside independent Chairman, there exists a certain degree of control and balanced oversight of the management of the Board’s functions and its decision making processes. In accordance with the Company’s bylaws, the Board of Directors elects the CEO and the Chairman, and each of these positions may be held by the same person or may be held by two persons. Under the Company’s Corporate Governance Guidelines, the Board does not have a policy, one way or the other, on whether the role of the Chairman and CEO should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. Under its charter, the Nominating and Corporate Governance Committee periodically reviews and recommends to the Board the leadership structure of the Board. Because the Company’s Chairman and CEO positions are served by two individuals, the Company currently does not require a Lead Director.

The Company believes that its leadership structure allows the directors to provide effective oversight of its risk management function. The Audit Committee oversees the accounting and financial reporting processes of the Company, as well as legal and compliance matters and risk management. The Audit Committee charter provides that the Audit Committee is responsible for overseeing the internal controls of the Company along with its adherence with compliance and regulatory requirements. In carrying out its responsibilities, the Audit Committee works closely with members of Company’s executive management and employees of the firm to which the external audit services of the Company are outsourced. The Audit Committee meets regularly and receives an overview of findings from various risk management initiatives including internal audits, Sarbanes Oxley and compliance reports. The Audit Committee also receives updates between its regular meetings from the CEO, the Chief Administrative Officer (“CAO”) and the Chief Financial Officer (“CFO”) and other members of management relating to risk oversight matters. The Audit Committee provides minutes of all its meetings to the full Board. The full Board also engages in periodic discussions with the CEO, CAO, CFO and other corporate officers as the Board may deem appropriate.

In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee considers the risks that may exist in the Company’s executive compensation programs. For a discussion of the Compensation Committee’s review of the Company’s senior executive officer compensation plans, employee incentive compensation plans and the risks associated with these plans, see “Compensation Policy and Practices Review” on page nine of this Proxy Statement.

Code of Ethics

The Board of Directors has approved a Code of Ethics for directors, officers and all employees of the Company and the Bank. The Board has also approved an addendum to the Code of Ethics applicable to the Company’s senior financial management, consisting of the Chief Executive Officer and Chief Financial Officer. The Code of Ethics addendum addresses, among other things, standards that are reasonably necessary to promote honest and ethical conduct, including conduct with respect to conflicts of interest, full, fair, accurate, timely and understandable disclosure in the Company’s required periodic reports and compliance with applicable governmental rules and regulations. A copy of the Company’s Code of Ethics and its addendum may be obtained by visiting the “Investor Relations” section of the Bank’s website at www.bankofclarke.com.

Board and Committee Meeting Attendance

During 2013, the Board of Directors of the Company held eight meetings. The Directors of the Company also serve as Directors of the Bank. The Bank’s Board held twelve meetings in 2013. During 2013, each Director attended greater than 75% of the aggregate number of meetings of both Boards of Directors and meetings of committees on which he or she was a member.

Executive Sessions

Independent Directors meet periodically outside of regularly scheduled Board meetings. These sessions are led by the Chairman of the Board. The Independent directors met four times during 2013.

Committees of the Board

Audit Committee. The Audit Committee is appointed by the Board of Directors to fulfill its oversight responsibility to the shareholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements and the qualifications, independence and the performance of the internal audit function. During 2013, the Company outsourced its internal audit function to an independent public accounting firm that specializes in financial institutions. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Audit Committee and the Board of Directors have adopted a written charter for the Audit Committee, which may be viewed by visiting the “Investor Relations” section of the Company’s website at www.bankofclarke.com.

The Audit Committee met five times during 2013. This committee consists of Messrs. Sevila, Smalley, Vinson and Wilkins. Each of the members of the Audit Committee is independent as that term is defined in the listing standards of NASDAQ and Securities and Exchange Commission regulations. The Company does not have an “audit committee financial expert” as defined by Securities and Exchange Commission regulations because the Board of Directors believes that each of the members of the Audit Committee has the ability to understand financial statements and generally accepted accounting principles, the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions.

Compensation Committee. The Compensation Committee is a committee of the Bank’s Board of Directors. The Compensation Committee met three times in 2013. The Compensation Committee reviews the CEO’s performance and compensation and reviews and sets guidelines for compensation of the other executive officers. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reported to the full Board of Directors. The Compensation Committee consists of Messrs. Rinker, Smalley, Stokely, Vickers and Wilkins, each of whom is independent as that term is defined by the listing standards of NASDAQ. The Compensation Committee and the Board of Directors have adopted a written charter for the Compensation Committee, which may be viewed by visiting the “Investor Relations” section of the Bank’s website at www.bankofclarke.com.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee is appointed by the Board of Directors. The Nominating/Corporate Governance Committee did not meet during 2013. The Nominating/Corporate Governance Committee consists of Messrs. Byrd, Gilpin, Sevila, and Vickers, each of whom is independent as that term is defined in the listing standards of NASDAQ. The purpose of this committee is to recommend individuals for election to the Board of Directors in accordance with the Company’s Articles of Incorporation and Bylaws and oversee the corporate governance practices of the Company. The Nominating/Governance Committee and the Board of Directors have adopted a written charter for the Nominating/Corporate Governance Committee, which may be viewed by visiting the “Investor Relations” section of the Bank’s website at www.bankofclarke.com.

In identifying potential nominees, the Nominating/Corporate Governance Committee takes into account such factors as it deems appropriate, including the current composition of the Board, the range of talents, experiences and skills that would best complement those that are already represented on the Board, the balance of management and independent Directors and the need for specialized expertise. The Board considers candidates for Board membership suggested by its members and management, and the Board will also consider candidates suggested informally by a shareholder of the Company.

The Nominating/Corporate Governance Committee considers, at a minimum, the following factors for potential new Directors or the continued service of existing Directors:

•	the ability of the prospective nominee to represent the interests of the shareholders of the Company;
•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;
•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards; and
•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise that represents a diversity of background appropriate for the Board.

The process used for selecting new candidates for the Board of Directors involves identifying the need to add a new member with specific qualifications or to fill a vacancy. The Chairman of the Nominating/Corporate Governance Committee will initiate a search, which may involve seeking input from Board members and senior management, and considering any candidates recommended by shareholders. A list of candidates which satisfy certain criteria and otherwise qualify for membership is presented to the Nominating/Corporate Governance Committee. The Chairman of the Board, along with the President and Chief Executive Officer, conducts interviews with preferred candidates from the list. Afterwards, the Nominating/Corporate Governance Committee meets to conduct further interviews of preferred candidates, if necessary, and to recommend final candidates for approval by the full Board of Directors.

Shareholders entitled to vote for the election of directors may submit candidates for formal consideration by the Company in connection with an Annual Meeting if timely written notice is received, in proper form, for each such recommended Director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the Company. To be timely for the 2014 Annual Meeting, the notice must be received within the time frame set forth in the section titled “Shareholder Proposals for the 2014 Annual Meeting” within this Proxy Statement. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election.

Annual Meeting Attendance

The Company has not adopted a formal policy on Director Attendance at its Annual Meeting, although all Directors are encouraged to attend and historically most have done so. All Directors attended the Company’s 2013 Annual Meeting.

Shareholder Communication

Shareholders and other interested parties may communicate with all members or any member of the Board of Directors by addressing correspondence to “Board of Directors” or to the individual Director. Such correspondence should be addressed to the Secretary of the Company, P.O. Box 391, Berryville, Virginia 22611. All communications so addressed will be forwarded promptly, without screening, to the Chairman of the Board of Directors (in the case of correspondence addressed to “Board of Directors”) or to the individual Director.

Director Compensation

The following table provides compensation information for the year ended December 31, 2013 for each non-employee director of the Company’s Board of Directors:

Director Compensation Table

Fiscal Year 2013

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Thomas T. Byrd	13,100	9,100	22,200
Thomas T. Gilpin	21,000	9,100	30,100
Mary Bruce Glaize	14,000	9,100	23,100
Douglas C. Rinker	14,300	9,100	23,400
Robert E. Sevila	11,600	9,100	20,700
Robert W. Smalley, Jr.	13,500	9,100	22,600
John D. Stokely, Jr.	14,400	9,100	23,500
James T. Vickers	12,100	9,100	21,200
Randall G. Vinson	12,100	9,100	21,200
James R. Wilkins, Jr.	12,900	9,100	22,000

(1)	John R. Milleson, the Company’s President and Chief Executive Officer is not included in this table as he receives no compensation for his services as a director. The compensation received by Mr. Milleson as an employee is shown in the Summary Compensation Table on page 12.
(2)	The amounts in this column reflect the aggregate grant date fair value of the awards computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation (formerly FASB 123R, Share–Based Payment). The grant date fair value for these stock awards of $22.75 per share was based on the closing sales price of the Company’s common stock on the grant date (June 19, 2013). At December 31, 2013, each non-employee director had no shares of restricted stock outstanding. During 2013, each director received 400 shares of restricted stock in June, which vested in December.

The Compensation Committee evaluates the compensation of the Directors annually. The Compensation Committee relies primarily on information regarding the director compensation of similar financial institutions. Based on this evaluation, the Compensation Committee recommends changes in compensation to the Board of Directors for approval. During 2013, the Compensation Committee did not recommend any changes in director compensation to the Board of Directors.

Non-employee members of the Board of Directors each receive an annual retainer and $500 per Board meeting attended for service as a member of the Bank’s Board of Directors. During 2013, the Chairman of the Board’s retainer was $10,000 and other directors’ retainer was $5,000. Members of the Audit Committee and Compensation Committee received $300 per meeting attended. Members of all other Bank committees received $100 per meeting attended during 2013. In addition to cash compensation, non-employee members of the Board of Directors receive stock awards in accordance with the Company’s Stock Incentive Plan, as disclosed in the footnotes of the table above.

Certain Relationships and Related Transactions

The Company, through its subsidiary Bank, grants loans to and accepts deposits from its directors, principal officers and related parties of such persons during the ordinary course of business. Loans are granted on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers not related to the Company and do not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate balance of loans to directors, principal officers and their related parties was $11,173,000 at December 31, 2013. Deposits are accepted on the same terms, including interest rates, as those prevailing at the time for comparable transactions with other customers. The aggregate balance of deposits from directors, principal officers and their related parties was $10,187,000 at December 31, 2013.

The Company has not adopted a formal policy that covers the review and approval of related person transactions by the Board of Directors. The Board, however, does review all such transactions that are proposed to it for approval. During such a review, the Board will consider, among other things, the related person’s relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information. The Audit Committee of the Board also has the responsibility to review significant conflicts of interest involving directors or executive officers.

In addition, any extensions of credit to directors and officers are required to be on substantially the same terms as comparable transactions to non-related parties at the time of the extension of credit, pursuant to Regulation O – Loans to Executive Officers, Directors and Principal Shareholders of Member Banks of the banking regulations applicable to us.

Compensation Policy and Practices Review

The Compensation Committee and management conducted a review of its compensation plans, policies and practices. The Committee also utilized the assistance of its independent compensation advisor for this review. The Committee reviewed each plan’s stated objective and purpose, categories of participants, the manner in which accountability is assigned for the administration of each plan, performance measures used and the process for determining and verifying results, and the range of potential payouts. In addition, the Committee’s advisor reviewed the competitiveness and mix of compensation elements comprising the total executive compensation package.

As a result of the review, the Committee found that the Company’s compensation policies, plans and practices do not encourage unnecessary or unreasonable risk-taking and do not give rise to risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

General. The Compensation Committee of the Bank’s Board of Directors reviews the salary and other compensation of executive officers, including the named executive officers, and provides oversight of the compensation programs. The Compensation Committee consists entirely of non-employee, independent members of the Board of Directors and operates under a written charter approved by the Board of Directors. All recommendations from the Compensation Committee regarding the compensation of executive officers are approved by the Board of Directors.

Management Say on Pay Vote Results for 2013. At the Company’s 2013 Annual Meeting of Shareholders, approximately 89% of the shareholders who voted on the “say on pay” proposal approved the compensation paid to the Company’s named executive officers. The Compensation Committee believes that the shareholder vote confirms the philosophy and objective of linking our executive compensation to our operating objectives and the enhancement of shareholder value. This level of shareholder support is viewed as an affirmation of the Company’s current pay practices, and as a result, no significant changes were made to our pay practices. The Compensation Committee will continue to consider the outcome of the Company’s say on pay votes when making future compensation decisions for the named executive officers.

The Committee evaluates the appropriateness and competitiveness of the Company’s total compensation program in light of shareholder feedback generally and to ensure the Company’s executive compensation program represents the best interests of shareholders. The Committee is committed to performing a thorough assessment and making changes as deemed necessary to attract and retain the highest quality talent, to reward for achieving the Company’s objectives, and to align with the best interests of the Company and its shareholders.

Also at the Company’s 2013 Annual Meeting of Shareholders, the shareholders voted on the frequency with which their advisory vote should be held in the future – every one, two or three years. Consistent with shareholders voting, the Company will follow a three-year cycle, shareholders will be asked to vote on a “say on pay” proposal again in 2016.

Objectives of the Compensation Program. The primary objective of the executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage the company in a manner to promote its growth and profitability and advance the interest of its shareholders. Additional objectives of our executive compensation program are the following:

•	align executive pay with shareholders’ interests;
•	recognize individual initiative and achievements; and
•	unite the entire executive management team to a common objective.

Executive Compensation Principles. The executive compensation program generally consists of base salaries, annual cash incentive payments in the form of annual bonuses and long-term equity incentives in the form of stock awards. These components of executive compensation are used together to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives. We expect a portion of an executive officer’s total compensation to be tied both to the Company’s annual and long-term performance as well as to the creation of shareholder value. In particular, we believe that short-term annual cash incentive compensation should be tied directly to both company performance and individual performance for the fiscal year. In contrast, we believe that the value of long-term incentive compensation should be tied directly to long-term company performance and an increase in shareholder value. Under the program, performance above targeted standards results in increased total compensation, and performance below targeted standards results in decreased total compensation.

We differentiate compensation to executive officers based on the principle that total compensation should increase with an executive officer’s position and responsibility, while at the same time a greater percentage of total compensation should be tied to Company and individual performance. Thus, executive officers with greater roles and responsibilities associated with achieving performance targets should receive a lesser proportion of the reward if those targets are not achieved and should receive a greater proportion of the reward if those targets are met or surpassed. In addition, as an executive officer’s position and responsibility increases, the use of long-term incentive compensation should increase where executive officers have the greatest influence on strategic performance over time.

How Executive Pay Levels are Determined. The Compensation Committee reviews the executive compensation program and its elements annually. In determining the compensation of the executive officers, the Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•	the Company’s financial and operating performance, measured by attainment of specific strategic objectives and operating results;
•	the duties, responsibilities and performance of each executive officer;
•	historical cash and equity compensation levels; and
•	comparative industry market data to assess compensation competitiveness.

With respect to comparative industry data, the Compensation Committee reviews executive salaries and evaluates compensation structures and the financial performance of comparable companies in a designated peer group established by the Compensation Committee. The peer group used for comparison purposes is primarily comprised of public companies in the banking industry that are similar in size with similar market capitalizations and other characteristics. In 2013, the Compensation Committee selected 26 companies for analysis of their financial performance and compensation structures. The financial metrics used by the Compensation Committee to evaluate the Company’s performance and the performance of peer companies included revenue growth, return on assets and return on equity. The companies included in the peer group for 2013 were:

Access National	First National Corporation	Old Point Financial
Alliance Bankshares	First Sentry Bancshares	Pinnacle Bankshares
American National	High Point Bank	Potomac Bankshares
Annapolis Bancorp	Highlands Bankshares	Southern National Bancorp of VA
BCSB Bancorp	Middleburg Financial	Tri-County Financial
C&F Financial	Monarch Financial Holdings	Uwharrie Capital
F&M Bank Corp.	MVB Financial	Valley Financial
Fauquier Bankshares	New Century Bancorp	WashingtonFirst Bankshares
First Century Bankshares	Old Line Bancshares

Components of Executive Compensation. The components of the executive compensation program included base annual salary, annual cash incentive payments in the form of bonuses and long-term incentives through equity compensation under the Company’s Stock Incentive Plan. The Company provides retirement benefits through a 401(k) savings plan. The Company also provides health and welfare benefits that include participation in health, dental and vision plans and various insurance plans, including disability and life insurance.

Each of the components of executive compensation is designed to reward and provide incentives to executive officers consistent with the Company’s overall policies and principles on executive compensation. These components and the rationale and methodology for each are described below. Specific information on the amounts and types of compensation earned by the named executive officers during 2013 can be found in the “Summary Compensation Table” and other tables and narrative disclosures following this discussion.

Base Salary: The Company’s philosophy regarding base salary is to provide reasonable current income to the named executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance.

The base salary for the President and Chief Executive Officer of the Company is approved by the Board of Directors, excluding the President and Chief Executive Officer, based on the recommendation of the Compensation Committee. In making this determination for 2013, the Board of Directors evaluated the performance of the Chief Executive Officer based on the Company’s financial performance, achievements in implementing the Company’s long-term strategy, and the personal observations of the Chief Executive Officer’s performance by the members of the Board of Directors. The Board of Directors also considered a salary survey, prepared by the Virginia Bankers Association, of commercial banks that are similar in terms of size, economic conditions and other factors. No particular weight was given to any particular aspects of the performance of the Chief Executive Officer.

Base salaries for executive officers other than the President and Chief Executive Officer are approved by the Board of Directors based on the recommendation of the Compensation Committee, with the input of the President and Chief Executive Officer. In making base salary determinations for 2013, the Compensation Committee evaluated the performance of the executive officers based on the Company’s financial performance, achievements in implementing the Company’s long-term strategy, and the personal observations of the executive officers’ performance by the Chief Executive Officer. As described above, the Compensation Committee also reviews the salary survey prepared by the Virginia Bankers Association. No particular weight was given to any particular aspects of the performance of the executive officers.

After review of the Company’s performance relative to commercial banks that are similar in terms of size, economic conditions and other factors, the Compensation Committee recommended base salary increases for the Chief Executive Officer and executive officers of the Company to the Board of Directors.

Annual Incentive Bonus: Executive officers have the opportunity to earn an annual incentive bonus up to a predetermined percentage of base salary. For 2013, the annual incentive plan was comprised of two components: (1) the Company’s overall ranking in the Davenport & Company, LLC Community Bank Report of fifty-three Virginia banks and (2) the attainment of 2013 Company performance goals.

The factors considered in the overall ranking of the first component of the incentive plan are profitability, liquidity, asset quality and capital. The Company must achieve a ranking of at least thirty-two (32) for executives to receive a 3.00% of base salary payout. Should the Company rank fifth or better overall, the payout is 13.00% of base salary. The Company’s final ranking in the Community Bank Report is not yet available but is estimated to result in 10.80% payout of base salary. The Company performance goals that were a part of the second component of the 2013 annual incentive were net income, net loan growth, total deposit growth, non-interest income from operations and net interest margin. All or a portion of the second component could be paid upon the attainment of singular goals, achievement of every goal was not required. Each of the goals was given a weighting related to the overall importance of its achievement and the maximum payment for the Company performance component of the plan is 5.00%. Four of the five Company performance goals were attained for 2013 and a payout of 4.50% of executive base salary is expected for the realization of 2013 Company performance goals.

Equity Compensation: The Compensation Committee may provide equity compensation to executive officers through long-term stock awards. Equity compensation has been made to executive officers in the form of restricted stock, which is both time and performance based. The time based shares vest over a three year period whereby the executive receives one-third of the shares on the anniversary of the grant date if that executive is employed on the anniversary date. The performance based shares granted in 2013 vest over a one year period whereby the executive may receive a portion or all of the shares on the one year anniversary of the grant date if the Company achieves a targeted performance, provided that the executive is employed on the anniversary date.

The goal of the Compensation Committee in granting equity compensation is to directly link an executive’s compensation opportunities with shareholder value creation. The multi-year vesting of stock awards focuses executive officers on consistent long-term growth in shareholder value and requires executive officers to remain employed for extended periods to receive the full benefit of the awards.

Beginning in 2006, the Company’s practice with respect to the timing of stock awards is to make restricted stock grants to executive officers once each year in January. On January 2, 2013, the Compensation Committee awarded restricted stock grants and performance vested shares to the executive officers. The total amount of stock awards was set based on the executive’s position. The Compensation Committee determined that these stock awards should be split between time and performance based shares, but that more time based shares should be awarded than performance based to encourage long-term growth in shareholder value. The Company must achieve a rank of at least thirty (32) in the Davenport & Company, LLC Community Bank Report for the fiscal year of the vesting period for the executive to receive fifty percent of the eligible performance based shares granted during 2013. The Company must achieve a rank of five (5) or better for the fiscal year of the vesting period for the executive to receive all of the eligible performance based shares granted during 2013. The Company’s final ranking in the Community Bank Report is not yet available.

Retirement and Other Benefits: The Company provides additional compensation to the named executive officers through various plans which are also available to some or all of the employees. The Compensation Committee oversees these plans and the Compensation Committee considers these plans when reviewing a named executive officer’s total annual compensation and when determining the annual and long-term compensation components described above. These plans are described below.

Pension Plan

Effective December 31, 2006, the pension plan was amended and frozen so that no further benefits will accrue under the plan and no additional employees may become participants. The pension plan was terminated effective September 30, 2011 and after receiving final approval from the Internal Revenue Service, distributions in the form of lump-sum cash payments to plan participants, rollovers and purchasing annuity contracts were completed on December 19, 2011.

Employee 401(k) Savings and Stock Ownership Plan

The Company sponsors a 401(k) savings plan under which eligible employees, including executive officers, may defer a portion of their salary on a pretax basis, subject to certain IRS limits. Each participant in this plan has the right to vote the shares of Common Stock allocated to his or her account. Prior to January 1, 2007, the Company matched 50 percent of employee contributions, on a maximum of six percent of salary deferred, with Company common stock or cash, as elected by each employee. In conjunction with amending the pension plan, the 401(k) plan was amended, effective January 1, 2007, to include a non-elective safe-harbor employer contribution and an age-weighted employer contribution. Each December 31st, qualifying employees will receive a non-elective safe-harbor contribution equal to three percent of their salary for that year. Also, each December 31st, qualifying employees will receive an additional contribution based on their age and years of service. The percentage of salary for the age-weighted contribution increases on both factors, age and years of service, with a minimum of one percent of salary and a maximum of ten percent of salary.

In 2013, all executive officers participated in the 401(k) plan and each received all eligible matching contributions under the amended plan. The Company’s contribution to this plan on behalf of each named executive is disclosed in the “Summary Compensation Table” below.

Employment Agreements. In order to retain and attract executive officers, the Company recognizes the need to enter into employment agreements with provisions for benefits in connection with a termination of employment. The Compensation Committee evaluates the potential payments to executive officers under various arrangements that provide for severance payments, including termination and change of control arrangements, in connection with its annual review of executive compensation.

A description of the terms of our severance plans, the specific circumstances that trigger payment of benefits, an estimate of benefits payable upon the occurrence of those triggering events and other information relating to such plans can be found under the captions of “Employment Agreements” and “Potential Payments upon Termination of Employment or Change-in-Control” below.

Annual Compensation of Executive Officers

The following tables and discussion summarize the compensation earned during 2013 and 2012 by (1) the chief executive officer and (2) each of the two other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non- Equity Incentive Plan Compen- sation ($) (2)	All Other Compen- sation ($) (3)	Total ($)

John R. Milleson	2013	300,000	52,320	45,900	39,845	438,065
President and Chief Executive Officer	2012	285,000	50,825	39,900	50,686	426,411

James W. McCarty, Jr.	2013	217,500	37,060	33,278	28,693	316,531
Vice President and Secretary-Treasurer	2012	203,000	28,475	28,420	27,563	287,458

Kathleen J. Chappell	2013	166,500	27,250	25,475	21,003	240,227
Vice President and Chief Financial Officer	2012	160,000	25,125	22,400	20,068	227,593

(1)	The amounts reported reflect the aggregate grant date fair value of the awards computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation (formerly FASB 123R Share-Based Payment). This presentation replaces the dollar amount recognized for financial statements purposes and has been reflected for all fiscal years presented. Stock awards consist of both restricted and performance-based awards. Performance-based awards in the above table assume the probable outcome of performance conditions is equal to the maximum potential value of the awards. For valuation and discussion of assumptions related to stock and option awards, please refer to Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2013, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2013.
(2)	This column represents bonus amounts earned under the Company’s annual incentive plan for achievements relating to Company performance and is discussed in further detail on page 10 under the heading “Annual Incentive Bonus”. A bonus of 4.0% was paid for 2012. The 2013 bonus has not yet been paid. Based on the attainment of Company performance goals, the payout for the corporate performance component of the 2013 incentive plan will be 4.5% of base salary. Additional incentive amounts based on the other component, the Davenport & Company, LLC Community Bank report is estimated to be 10.8% of base salary.
(3)	The amounts in this column are detailed in the table titled “All Other Compensation” below.

The Company has entered into employment agreements with Mr. Milleson, Mr. McCarty and Mrs. Chappell as described below in the “Employment Agreements” section. All compensation paid to the named executive officers is determined as described above in the “Compensation Discussion and Analysis” section.

All Other Compensation

Fiscal Year 2013

Name	401(k) Company Contributions ($)	Life Insurance Premiums ($) (1)	Restricted Stock Dividends ($) (2)	Total ($)
John R. Milleson	35,044	1,913	2,888	39,845
James W. McCarty, Jr.	25,230	1,370	2,093	28,693
Kathleen J. Chappell	18,315	1,080	1,608	21,003

(1)	The amounts in this column represent the annual premium of group term life insurance with a death benefit equal to three times annual compensation, which the Bank provides to all employees.
(2)	The amounts in this column represent dividends received during 2013 on unvested shares of restricted stock. Under the Company’s Stock Incentive Plan, holders are entitled to dividends from the grant date through the vesting period.

Employment Agreements

The Company entered into employment agreements with John R. Milleson and James W. McCarty, Jr., effective January 1, 2004. Both agreements were amended and restated on December 31, 2008. The agreements automatically renew and are extended by one year on a daily basis. Both Mr. Milleson’s and Mr. McCarty’s agreements provide for the termination of employment by the Company without “cause” and termination for “good reason” (as those terms are defined in the Agreement). Termination under either of these circumstances will entitle them to (i) monthly payments equal to one-twelfth of their annual base salary for the remainder of the then current term of the Agreement, (ii) a payment in cash equal to the greater of their highest cash bonus in any of the three fiscal years before the year in which termination occurs and the amount of cash bonus that they were designated to receive under the Company’s annual incentive plan, (iii) the continued benefit to them for the remainder of the then current term of the Agreement of all employee benefit plans and programs or arrangements in which they were entitled to participate prior to their termination and (iv) reasonable out-placement services paid by the Company up to an amount that does not exceed 10% of annual base salary. Mr. Milleson and Mr. McCarty will not be entitled to any compensation or other benefits under the agreement if employment is terminated for cause. If they are terminated without cause or resign for good reason within one year following a “change of control” (as defined in the Agreement), they will receive an amount equal to 299% of their average total compensation over the most recent five calendar year period of their employment with the Company prior to the change in control (subject to reduction to the extent that such payment constitutes an “excess parachute payment” under the Internal Revenue Code of 1986, as amended). The agreement also contains covenants relating to non-competition and non-solicitation, each for a period of 12 months following the last day of employment, and covenants relating to confidentiality and nondisclosure.

An employment agreement with Kathleen J. Chappell became effective April 17, 2013. Following its initial term, this agreement automatically extends by one year on December 31st of each year. Mrs. Chappell’s agreement provides for the termination of employment by the Company without “cause” and termination for “good reason” (as those terms are defined in the Agreement). Termination under either of these circumstances will entitle Mrs. Chappell to (i) monthly payments equal to annual base salary for the remainder of the then current term of the Agreement, (ii) a payment in cash equal to the greater of her highest cash bonus in any of the three fiscal years before the year in which termination occurs and the amount of cash bonus that she was designated to receive under the Company’s annual incentive plan and (iii) the continued benefit to her for the remainder of the then current term of the Agreement of all employee benefit plans and programs or arrangements in which she was entitled to participate prior to his termination. Mrs. Chappell will not be entitled to any compensation or other benefits under the agreement if employment is terminated for cause. If Mrs. Chappell is terminated without cause or resigns for good reason within one year following a “change of control” (as defined in the Agreement), she will receive an amount equal to 299% of her average total compensation over the most recent five calendar year period of her employment with the Company prior to the change in control (subject to reduction to the extent that such payment constitutes an “excess parachute payment” under the Internal Revenue Code of 1986, as amended). The agreement also contains covenants relating to non-competition and non-solicitation, each for a period of 12 months following the last day of employment, and covenants relating to confidentiality and nondisclosure.

The Company has not entered into any other agreement or arrangement that provides for the payment of severance or similar benefits to any of the named executive officers in connection with a termination of employment for any other reason.

Holdings of Stock Options and Stock Awards

The following table contains information concerning unexercised stock options and unvested stock awards at December 31, 2013 for each of the named executive officers.

Outstanding Equity Awards

Fiscal Year-End 2013

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
John R. Milleson	4,000	21.55	10/1/2014	—	—	—	—
	—	—	—	300	6,750	—	—
	—	—	—	800	18,000	—	—
	—	—	—	1,200	27,000	1,200	27,000

James W. McCarty, Jr.	2,000	21.55	10/1/2014	—	—	—	—
	—	—	—	275	6,188	—	—
	—	—	—	567	12,758	—	—
	—	—	—	850	19,125	850	19,125

Kathleen J. Chappell	—	—	—	250	5,625	—	—
	—	—	—	500	11,250	—	—
	—	—	—	750	16,875	500	11,250

(1)	These amounts are comprised of unvested shares of time based restricted stock at December 31, 2013, which were issued January 3, 2011, January 3, 2012 and January 2, 2013. These shares vest over a three year period whereby the executive receives one-third of the shares on the anniversary of the grant date if that executive is employed on the anniversary date.
(2)	These amounts are comprised of unvested shares of performance based restricted stock at December 31, 2013, which were issued January 2, 2013. These shares vest over a one year period whereby the executive may receive fifty percent of the eligible performance based shares granted if the Company achieves a rank of at least thirty-one in the Davenport & Company, LLC Community Bank Report for the fiscal year of the vesting period. The executive may receive all of the eligible performance based shares granted during 2013 if the Company achieves a rank of five or better in the Davenport & Company, LLC Community Bank Report. The vesting date for the shares issued January 2, 2013 is January 2, 2014. At the date of this report, the Company’s overall 2013 ranking in the Davenport & Company, LLC Community Bank Report is not known.
(3)	These amounts represent the fair market value of the restricted stock awards on December 31, 2013. The closing price of the Company’s common stock was $22.50 on that date.

Equity Compensation Plan

As of December 31, 2013, the Company did not have any compensation plans under which shares of Common Stock were authorized for issuance. The 2014 Stock Incentive Plan, which the Company is asking its shareholders to approve in proposal three, authorizes the Company to issue 500,000 shares under that plan.

Potential Payments upon Termination of Employment or Change-in-Control

Potential Payments Upon Change-in-Control

In the event of termination without cause or resignation for good reason within one year of a change in control, Mr. Milleson’s, Mr. McCarty’s and Mrs. Chappell’s employment agreements with the Company provide for a lump-sum severance payment equal to 2.99 times their average total compensation over the most recent five calendar year period of his and her employment with the Company prior to a change of control.

Additionally, under the term of the Company’s Stock Incentive Plan, accelerated vesting of both outstanding stock options and restricted stock grants will occur in the event of a change in control. Typically, the payments relating to stock options represent the value of the unvested and accelerated stock options, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the Company’s Common Stock on the applicable date. At December 31, 2013, Mr. Milleson and Mr. McCarty had unvested options totaling 4,000 and 2,000, respectively. At December 31, 2013, closing price of the Company’s Common Stock of $22.50 exceeded the exercise price of the outstanding options. At December 31, 2013, Mr. Milleson, Mr. McCarty and Mrs. Chappell had unvested stock grants totaling 3,500, 2,542 and 2,000 shares, respectively. For Mr. Milleson, the value of the accelerated vesting of his stock grants was $78,750 at December 31, 2013. For Mr. McCarty and Mrs. Chappell, the value of the accelerated vesting of their stock grants was $57,195 and $45,000, respectively at December 31, 2013.

Potential Payments Upon Involuntary Termination Without Cause or Good Reason

In the event Mr. Milleson or Mr. McCarty is terminated without cause or resigns for good reason, their employment agreements with the Company provide for monthly payments equal to one-twelfth of their annual base salary for the remainder of the then current term of the Agreement, a payment in cash equal to the greater of their highest cash bonus in any of the three fiscal years before the year in which termination occurs and the amount of cash bonus that they were designated to receive under the Company’s annual incentive plan, the continued benefit to them for the remainder of the then current term of the Agreement of all employee benefit plans and programs or arrangements in which they were entitled to participate prior to his termination and reasonable out-placement services paid by the Company up to an amount that does not exceed 10% of annual base salary. The exact amount of cash bonus to be received under the Company’s 2013 annual incentive is not yet known but may be between 0% and 18% of the named executive officer’s base salary. For Mr. Milleson that amount could be between $0 and $54,000 and for Mr. McCarty between $0 and $39,150.

In the event Mrs. Chappell is terminated without cause or resigns for good reason, her employment agreement with the Company provides for monthly payments equal to one-twelfth of his annual base salary for the remainder of the then current term of the Agreement, a payment in cash equal to the greater of his highest cash bonus in any of the three fiscal years before the year in which termination occurs and the amount of cash bonus that he was designated to receive under the Company’s annual incentive plan and the continued benefit to him for the remainder of the then current term of the Agreement of all employee benefit plans and programs or arrangements in which he was entitled to participate prior to his termination. The exact amount of cash bonus to be received under the Company’s 2013 annual incentive is not yet known but may be between 0% and 18% of the named executive officer’s base salary. For Mrs. Chappell that amount could be between $0 and $29,970.

The following table shows potential payments to the Company’s named executive officers under existing employment agreements, plans or arrangements for various events involving a change of control or termination of employment of each of our named executive officers, assuming a December 31, 2013 termination date, and where applicable, using the closing price of our Common Stock of $22.50 at December 31, 2013.

Potential Payments Upon Termination of Employment or Change in Control

Name	Benefit	Termination Without Cause or For Good Reason	Termination Without Cause or For Good Reason After Change in Control	Death Benefits	Disability Benefits
John R. Milleson	Post-Termination Compensation	$300,000	$300,000	$25,000	$—
President and Chief	Non-Equity Incentive Plan Compensation	86,370	86,370
Executive Officer	Early vesting of Restricted Stock	51,750	51,750
	Health and welfare benefits continuation	8,957	8,957
	401(k) contributions	35,044	35,044
	Early vesting of Performance Stock	27,000	27,000
	Early vesting of Stock Options	—	—
	Out-placement services (1)	30,000	30,000
	Excess change in control payment over
	amounts payable above	—	270,854

	Total Value	$539,121	$809,975	$25,000	$—

James W. McCarty, Jr.	Post-Termination Compensation	$217,500	$217,500	$18,125	$—
Vice President and	Non-Equity Incentive Plan Compensation	62,104	62,104
Secretary-Treasurer	Early vesting of Restricted Stock	38,070	38,070
	Health and welfare benefits continuation	7,214	7,214
	401(k) contributions	25,230	25,230
	Early vesting of Performance Stock	19,125	19,125
	Early vesting of Stock Options	—	—
	Out-placement services (1)	21,750	21,750
	Excess change in control payment over
	amounts payable above	—	220,218

	Total Value	$390,993	$611,211	$18,125	$—

Kathleen J. Chappell	Post-Termination Compensation	$166,500	$166,500	$13,875	$—
Senior Vice President and	Non-Equity Incentive Plan Compensation	48,195	48,195
Chief Financial Officer	Early vesting of Restricted Stock	33,750	33,750
	Health and welfare benefits continuation	8,124	8,124
	401(k) contributions	18,315	18,315
	Early vesting of Performance Stock	11,250	11,250
	Early vesting of Stock Options	—	—
	Excess change in control payment over
	amounts payable above	—	174,446

		$286,134	$460,580	$13,875	$—

(1)	This amount has been estimated using the most conservative approach of 10% of annual base salary.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has appointed the firm of Smith Elliott Kearns & Company, LLC, as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2014. Smith Elliott Kearns & Company, LLC, has audited the financial statements of the Company and the Bank since 2005. Representatives of Smith Elliott Kearns & Company, LLC, are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Although our Bylaws do not require shareholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board of Directors is requesting that the shareholders ratify the appointment of Smith Elliott Kearns & Company, LLC, as our independent registered public accounting firm for the fiscal year ending December 31, 2014. A majority of the votes cast by the holders of our common stock is required for the ratification of the appointment of Smith Elliott Kearns & Company, LLC, as our independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO RATIFY THE APPOINTMENT OF SMITH ELLIOTT KEARNS & COMPANY, LCC, AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

AUDIT INFORMATION

Audit Committee Report

The Audit Committee’s Report to the Shareholders, which follows, was approved and adopted by the Committee on March 20, 2014.

Management is responsible for the establishment and maintenance of the Company’s internal controls over financial reporting, assessing the effectiveness of those internal controls over financial reporting, maintaining the financial reporting process to ensure the accuracy and integrity of the Company’s consolidated financial statements, and compliance with laws and regulations and ethical business standards. The independent registered accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and the Company’s internal controls over financial reporting, expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles and expressing an opinion as to the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered accounting firm engaged for the purpose of issuing an audit report and performing other audit, review, or attestation services for the Company. Because the Company outsources its internal audit function, the Audit Committee is also responsible for the appointment, compensation, retention and oversight of the work of the independent registered accounting firm engaged to perform internal audit services for the Company. The Audit Committee also monitors and oversees the accounting and financial reporting processes of the Company on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and Smith Elliott Kearns & Company, LLC, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2013 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and Smith Elliott Kearns & Company, LLC, including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies, and practices used and significant reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard AS 16, “Communication with Audit Committees,” and Rule 2-07 of Regulation S-X promulgated by the SEC, as modified or supplemented.

In addition, the Audit Committee discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management, and the independent registered public accounting firm provided to the Audit Committee the written disclosures and letter required by PCAOB Rule 3526, “Communication with Audit Committees Regarding Independence.”

The Audit Committee also discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management in attendance, to discuss the results of their examinations, the evaluations of the internal controls of the Company, and the overall quality of the financial reporting of the Company. This included the Audit Committee’s monitoring the progress of remediation of noted control deficiencies, until resolved.

Based on such reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the Securities and Exchange Commission on March 26, 2014.

Audit Committee

James R. Wilkins, Jr., Chairman

Robert Sevila

Robert Smalley, Jr.

Randall G. Vinson

Fees of the Independent Registered Public Accounting Firm

Audit Fees. The aggregate fees billed by Smith Elliott Kearns & Company, LLC for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2013 and 2012 and for the review of the financial statements included in the Quarterly Reports on Form 10-Q for those fiscal years were $59,800 and $58,300, respectively.

Audit Related Fees. The aggregate fees billed by Smith Elliott Kearns & Company, LLC for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2013 and 2012 were $9,175 and $11,125, respectively. During 2013 and 2012, audit related fees included consultation concerning financial accounting and reporting standards and employee benefit plan audits.

Tax Fees. Smith Elliott Kearns & Company, LLC did not provide any professional services related to taxes during the fiscal years ended December 31, 2013 and 2012.

All Other Fees. There were no other fees billed by Smith Elliott Kearns & Company, LLC during the fiscal years ended December 31, 2013 and 2012.

Audit Committee Pre-Approval Policy

All audit and audit related services performed by Smith Elliott Kearns & Company, LLC were pre-approved in accordance with the Audit Committee’s Charter. The Audit Committee, or a designated member of the committee, must pre-approve all audit (including audit related) and non-audit services performed by the independent registered public accounting firm in order to ensure that the performance of such services does not impair the registered public accounting firm’s independence. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

PROPOSAL THREE

APPROVAL OF 2014 STOCK INCENTIVE PLAN

The Board of Directors has approved, and recommends that the Company’s shareholders approve, the Eagle Financial Services, Inc. 2014 Stock Incentive Plan (the 2014 Plan). The 2014 Plan will replace the Company’s Stock Incentive Compensation Plan (the Prior Plan), which has expired by its terms and no longer be available for making awards following our 2014 Annual Meeting. The 2014 Plan, if approved by our shareholders, will allow us to continue to grant equity or equity-based awards to our eligible employees and directors.

Equity and equity-based awards are an important part of the Company’s executive compensation program. The Company uses equity and equity-based awards to motivate its executives to increase the company’s performance over the long term and to align the interests of its executives with the interests of its shareholders. The Company believes that substantial stock ownership by executives also helps us to effectively manage enterprise key risks.

There are currently approximately 174,000 shares subject to awards under the Prior Plan that are outstanding as of the date of this proxy statement. If approved by the Company’s shareholders, 500,000 shares, which includes the shares rolled over from the Prior Plan, will be available for issuance under the 2014 Incentive Plan, subject to adjustment for stock splits or other similar events as described below. No further awards will be made under the Prior Plan following the 2014 Annual Meeting (although outstanding awards under the Prior Plan will remain in effect in accordance with their terms).

Summary of 2014 Incentive Plan

The following summary of the material features of the 2014 Plan is subject to, and qualified in its entirety by reference to, the complete text of the 2014 Plan, which is attached as Exhibit A to this proxy statement. The Company advises you to read the full text of the 2014 Plan carefully. Key features of the 2014 Plan are summarized below.

Administration of the Plan; Eligibility. The Compensation Committee administers the 2014 Incentive Plan. The Committee has the power and complete discretion to select eligible employees and directors to receive awards and to determine the size and type of award and its terms and conditions. The Committee may delegate its authority to one or more of our officers, subject to such conditions as the Committee may determine. Currently, approximately 18 individuals, including approximately ten directors and approximately eight executive officers, would be eligible to receive awards under the 2014 Plan, if approved. No determination has been made as to which of the persons eligible to participate in the 2014 Plan will receive awards under the Plan in the future and, therefore the future benefits to be allocated to any individual or to various groups of eligible participants are not presently determinable.

Shares Reserved. A maximum of 500,000 shares of the Company’s common stock may be issued under the 2014 Plan, subject to adjustment as the Committee determines is equitably required in the event of stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar events or if there is a change in control.

Shares subject to awards that are terminated or forfeited may be reused under the 2014 Plan. However, shares that are withheld or tendered for the payment of the exercise price of an option or applicable withholding taxes with respect to an award may not be reused under the 2014 Plan.

The price of a share of the Company’s common stock on March 24, 2014, was $22.50.

Types of Incentive Awards That May Be Granted. The following types of incentive awards may be granted under the 2014 Plan: options, SARs, stock awards and stock units.

Options. The 2014 Plan authorizes the grant of incentive stock options and nonqualified stock options. Incentive stock options are options that satisfy the requirements of Section 422 of the Code. A participant who is granted an option has the right to purchase, upon exercise of the option, a specified number of shares of our common stock at a specified exercise price. The number of shares subject to the option, and its exercise schedule, exercise price, and duration are set by the Committee. No participant may be granted options or SARs in any calendar year covering more than 10,000 shares of common stock.

No option granted under the 2014 Plan will have an exercise price below the fair market value of the Company’s common stock on the date of grant, or a term that extends more than ten years. The option price may be paid in cash or a cash equivalent acceptable to the Committee. The Committee may permit shares of our common stock to be used to pay all or part of the exercise price, valuing such shares at the fair market value of our common stock on the day preceding the exercise date.

For purposes of the 2014 Plan, fair market value of our common stock is the average of the bid and asking price of a share of our common stock on the over-the-counter market on the day in question or, if there are no bid and ask prices, the next preceding day for which there are bid and ask prices.

Options may not be repriced by amendment or cancellation after the date of grant.

Stock Appreciation Rights (SARs). The 2014 Plan authorizes the grant of SARs either independent or in tandem with options. The number of shares subject to a SAR award, and its exercise schedule, terms, and duration are set by the Committee.

Exercise of a SAR award for a given number of shares of the Company’s common stock terminates the related option with respect to that number of shares. Exercise of the related option terminates the SAR to the same extent. SARs entitle the holder to a payment on exercise that may not exceed the difference between the fair market value of a share of our common stock on the date of grant and the fair market value of a share of our common stock on the date of exercise. The payment may be made in cash, shares of our common stock, or a combination of cash and our common stock, at the discretion of the Committee. The term of the SAR award cannot exceed ten years or if less, the term of the related option.

Stock Awards. The 2014 Plan authorizes the grant of stock awards. The Committee will determine the number of shares subject to a stock award, and the terms of the award. The Committee may prescribe that the terms of a stock award are forfeitable, nontransferable or otherwise restricted for a period of time. If restrictions apply to a stock award, they may relate to continued employment or attainment of performance objectives, among other things. Subject to the terms of an agreement covering the award, a participant will have all the rights of a shareholder with respect to a stock award, including the right to receive dividends and vote the shares.

Stock Units. The 2014 Incentive Plan authorizes the grant of stock units. The Committee will determine the number of shares subject to an award of stock units, and the terms of the award. The Committee, on the date of grant of the award, may prescribe that the stock units or a portion thereof, will be earned, and the participant will be entitled to receive a payment pursuant to the award of stock units, only upon the completion of a specified period of employment or service or satisfaction of specified financial or other performance goals. The amount payable when an award of stock units is earned may be settled in cash, common stock or a combination of cash and common stock. A fractional share shall not be deliverable when an award of stock units is earned, but a cash payment will be made in lieu thereof. In accordance with and subject to the terms of the award agreement, a participant may be entitled to dividend equivalents (calculated in accordance with the agreement) at or prior to the time an award is earned. Such dividend equivalents may be payable in cash, common stock or a combination of cash and common stock, as determined by the Committee in its sole discretion.

Transferability of Awards. Participants generally may not sell, transfer or pledge their interest in awards under the 2014 Plan, provided that certain transfers for estate planning purposes may be permitted under the terms of an award, subject to any terms and conditions imposed by the Committee.

Effective Date and Duration of Plan. Awards other than stock awards may be granted under the 2014 Plan upon the earlier of its adoption by the board of directors or approval by the Company’s shareholders, but no awards will be exercisable or payable unless shareholder approval is obtained. Stock awards may only be awarded after the 2014 Plan has both been approved by the board of directors and the Company’s shareholders. No awards may be granted under the 2014 Plan after the tenth anniversary of the earlier of its date of adoption by the board of directors or its approval by the Company’s shareholders.

Amendment and Termination. The board of directors may amend or terminate the 2014 Plan in its discretion, provided that any amendments that would increase the number of shares of the Company’s common stock reserved and available for issuance or change the classes of individuals who are eligible to participate are not permitted without shareholder approval, and any amendments that would adversely affect any participant’s right under an award require the participant’s consent.

Treatment of Awards Upon a Change in Control. The terms of awards upon a change in control shall be governed by the applicable award agreement. A change in control is generally defined as the acquisition by a person or group of beneficial ownership of 50% or more of the combined voting power of the outstanding voting securities of the Company; or, if in connection with a tender of exchange offer, a merger or other business combination, a sale of assets or a contested election of directors, or any combination of these transactions, there is a change in the majority of the board of directors within one year of the last of such transactions.

New Plan Benefits. No awards have been granted under the 2014 Plan as of the date of this proxy statement. If approved by the shareholders, future awards under the 2014 Plan will be made at the discretion of the Committee and the value of those awards will depend on the fair market value of our common stock at various future dates, as well as other variables which are not known to us at this time. Therefore it is not possible for the Company to determine the benefits that may be received by directors, executive officers and other employees under the 2014 Incentive Plan.

Federal Income Tax Consequences.

General. The following is a summary of the current federal income tax treatment of 2014 Plan awards. The rules governing the taxation of 2014 Plan awards are technical and the following discussion is necessarily general in nature. Statutory and regulatory provisions governing 2014 Plan awards are subject to change, and the application of these provisions may vary in individual circumstances.

Incentive Stock Options. A participant generally does not recognize income on the grant or exercise of an incentive stock option. The difference between the exercise price and the fair market value of the stock on the date of exercise may be an item of adjustment for the participant for alternative minimum tax purposes, depending on when the participant disposes of the stock acquired on exercise. A participant may recognize ordinary income on exercise of an incentive stock option following termination of employment if the exercise occurs after the end of specified periods. In that case, the tax consequences discussed below for nonqualified stock options would apply. In addition, if the participant sells shares acquired under an incentive stock option before the end of required holding periods, he or she recognizes ordinary income in the year of the sale. That income equals the difference between the exercise price and fair market value of the stock on the date of exercise or the date of sale, whichever is less. The Company is entitled to a federal income tax deduction if, and to the extent, a participant recognizes ordinary income with respect to his or her incentive stock option, as described above.

Nonqualified Stock Options. A participant does not recognize income on the grant of a nonqualified stock option. A participant recognizes ordinary income on exercise of a nonqualified stock option, equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. The Company is entitled to a federal income tax deduction equal to the ordinary income recognized by the participant.

SARs. A participant does not recognize income on the grant of an SAR. A participant recognizes ordinary income equal to the cash and fair market value of our common stock received on exercise of a SAR. The Company is entitled to a federal income tax deduction equal to the ordinary income recognized by the participant.

Stock Award. A participant recognizes income equal to the fair market value of the common stock subject to a stock award on the first day the award is vested or transferable. If the award is not vested and transferable when granted, the Participant may make an election under Section 83(b) of the Code to recognize ordinary income based on the fair market value of the common stock subject to the award on the date of grant. No additional ordinary income is recognized when the award becomes vested or transferable. The Company is entitled to a federal income tax deduction equal to the ordinary income recognized by the participant.

Stock Units. A participant does not recognize income on the grant of an award of stock units. When the award is paid, the participant recognizes ordinary income equal to the cash and fair market value of our common stock received. The Company is entitled to a federal income tax deduction equal to the ordinary income recognized by the participant.

Other Tax Consequences. If the participant is an employee, the Company generally is required to withhold federal income taxes at the time the employee recognizes ordinary income in connection with an award. The employee is responsible for satisfying any tax withholding obligation with respect to an award.

A participant may incur a twenty percent excise tax on payments that are contingent on a change of control if the total of such payments made to the participant exceeds certain limits. The Company also will not be entitled to a deduction for certain contingent payments in excess of specified limits. Accelerated exercisability of options or SARs, and accelerated vesting of stock awards, stock units and incentive awards are valued and generally considered contingent payments for this purpose.

[In addition, there may be circumstances in which the Company will not be allowed a deduction with respect to an award due to the application of $1 million compensation deduction limitation under Section 162(m) of the Code.]

Furthermore, there may be circumstances under which a participant is required to recognize ordinary income in connection with an award at a time that is earlier than the times described above, due to application of the tax doctrines of constructive receipt or assignment of income or a violation of the nonqualified deferred compensation rules under Section 409A of the Code. If an award violates Section 409A of the Code, the participant will also generally owe additional federal income taxes (on top of his or her ordinary federal income taxes) with respect to the award. To avoid a violation of Section 409A, the company may impose certain restrictions on awards under the 2014 Plan, including a six-month payment delay following separation from service for a participant who is one of the company’s top-paid officers or who otherwise qualifies as a “specified employee” for purposes of Section 409A.

Vote Required

The Plan must be approved by the affirmative vote of a majority of the votes cast on the proposal by holders of record of the Company’s Common Stock. Abstentions and broker nonvotes are not considered votes cast and will not affect the outcome of the vote.

Equity awards are an important part of our executive compensation program and are critical to maintaining an appropriate mix of cash and equity compensation. Approval of the 2014 Plan would allow a continuation of the current design of our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE EAGLE FINANCIAL SERVICES, INC. 2014 STOCK INCENTIVE PLAN.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2013 Annual Meeting must cause such proposal to be received, in proper form, by the Secretary of the Company, whose address is P.O. Box 391, Berryville, Virginia 22611, no later than December 19, 2014, in order for the proposal to be considered for inclusion in the Company’s Proxy Statement for that meeting. The Company anticipates holding the 2015 Annual Meeting on May 20, 2015.

The Company’s Bylaws also prescribe the procedure that a shareholder must follow to nominate Directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for Director or to bring other business before a meeting, written notice must be received by the Company not less than sixty (60) days and not more than ninety (90) days prior to the date of the 2015 Annual Meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the 2015 Annual Meeting, notice must be received by the Secretary of the Company not less than sixty (60) days and not more than ninety (90) days prior to the date of the 2015 Annual Meeting. The notice must include a description of the proposed business, the reasons therefore, and other specified matters. Any shareholder may obtain a copy of the Company’s Bylaws, without charge, upon written request to the Secretary of the Company. Based on an anticipated meeting date of May 20, 2015 for the 2015 Annual Meeting, the Company must receive any notice of nomination or other business no later than March 21, 2015 and no earlier than February 19, 2015.

ANNUAL REPORT AND FINANCIAL STATEMENTS

The Company’s 2013 Annual Report to Shareholders (the “Annual Report”), which includes a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (excluding exhibits) as filed with the Securities and Exchange Commission, is being mailed to Shareholders with this Proxy Statement. A copy of the Annual Report may also be obtained without charge by writing to James W. McCarty, Jr., Secretary of the Company, whose address is P.O. Box 391, Berryville, Virginia 22611. The Annual Report is not part of the proxy solicitation materials.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company is not aware of any matters to be presented for consideration at the Annual Meeting other than as set forth herein. If any other matters properly come before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors,

/s/ James W. McCarty, Jr.

James W. McCarty, Jr.

Vice President and Secretary-Treasurer

April 21, 2014

ANNUAL MEETING OF SHAREHOLDERS OF

EAGLE FINANCIAL SERVICES, INC.

May 21, 2014
PROXY VOTING INSTRUCTIONS

INTERNET - Access www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDER MEETING TO BE HELD ON MAY 21, 2014:

The Notice and Proxy Statement and Annual Report to Shareholders

are available at http://www.bankofclarke.com/2014annualmeeting.html

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

■ 20330300000000000000 3	052114

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors: To elect three Class II Directors for the terms indicated in the Proxy Statement, as instructed below.				2.	The ratification of Smith Elliott Kearns & Company, LLC as the independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐
	NOMINEES:			3.	The approval of the Eagle Financial Services, Inc. 2014 Stock Incentive Plan.	☐	☐	☐
☐ FOR ALL NOMINEES	¡ ¡	THOMAS T. BYRD DOUGLAS C.RINKER JOHN D. STOKELY, JR.	Class II Class II Class II
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	¡			4.	To vote in accordance with their best judgment on such other business, if any, that may properly come before the meeting.

INSTRUCTIONS: Towithhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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☐                    ■

EAGLE FINANCIAL SERVICES, INC.

Proxy for 2014 Annual Meeting of Shareholders Solicited on behalf of the Board of Directors

The undersigned hereby appoints Messrs. Robert W. Smalley, Jr., Randall G. Vinson, and James R. Wilkins, Jr. or any one of them, as proxies, with the power of substitution in each, to act for the undersigned, as designated below, with respect to all of the Company’s Common Stock held of record by the undersigned on April 1, 2014, at the Annual Meeting of Shareholders to be held at the John H. Enders Fire Company Social Hall on Wednesday, May 21, 2014 at Noon, and at any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees listed under Election of Directors.

(Continued and to be signed on the reverse side)

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